Exhibit 99.02

NEWS RELEASE

Re-audit confirms Xcel Energy’s 2000, 2001 financial statements

     MINNEAPOLIS, Sept. 16, 2002 – Following a re-audit by Deloitte & Touche, Xcel Energy Inc. (NYSE: XEL) filed with the Securities and Exchange Commission its 2000 and 2001 consolidated financial statements and the audit opinion of Deloitte & Touche, its new independent accountants. The earnings, cash flows and balance sheet in the re-issued financial statements were unchanged from amounts previously issued in Form 10-K filings audited by Xcel Energy’s former auditors, Arthur Andersen.

     “When we announced the preliminary results of the 2000-01 re-audit, we noted that Deloitte & Touche had affirmed that Xcel Energy has employed prudent accounting principles and our financial reports stand as previously reported,” said Dick Kelly, chief financial officer. “We expect today’s filing will be welcomed by investors as a confirmation that Xcel Energy has no accounting issues.”

     Reporting rules require that some events that occurred in 2002 after the 2001 Form 10-K report was filed be disclosed to the extent they are relevant to the reissued 2000 and 2001 financial statements. To reflect events since the original filing, four parts of the re-issued financial statements have different presentations from the Form 10-K reports previously filed:

•	NRG going concern disclosures related to 2002 developments.

•	Discontinued operations presentation in the income statement for two NRG projects approved for sale in June 2002.

•	Reporting of energy trading results on a net basis based on new reporting requirements effective in 2002.

•	Disclosure of various subsequent events occurring since the 2001 financial statements were previously issued in the first quarter of 2002.

     Further discussion of these presentation changes, and the re-audited financial statements of Xcel Energy for 2000 and 2001, are included in the company’s Form 8-K filed with the SEC today.

     This release may include forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements are intended to be identified in this document by the words “anticipate,” “estimate,” “expect,”

“projected,” “objective,” “outlook,” “possible,” “potential” and similar expressions. Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including their impact on capital expenditures; business conditions in the energy industry; competitive factors; unusual weather; changes in federal or state legislation; regulation; risks associated with the California power market; currency translation and transaction adjustments; the higher degree of risk associated with Xcel Energy’s nonregulated businesses compared with Xcel Energy’s regulated business; and the other risk factors listed from time to time by Xcel Energy and NRG Energy in reports filed with the Securities and Exchange Commission (SEC), including Exhibit 99.01 to Xcel Energy’s report on Form 10-K for year 2001.

     Xcel Energy is a major U.S. electricity and natural gas company with regulated operations in 12 Western and Midwestern states. Formed by the merger of Denver-based New Century Energies and Minneapolis-based Northern States Power Co., Xcel Energy provides a comprehensive portfolio of energy-related products and services to 3.2 million electricity customers and 1.7 million natural gas customers through its regulated operating companies. In terms of customers, it is the fourth-largest combination natural gas and electricity company in the nation. Company headquarters are located in Minneapolis. More information is available at www.xcelenergy.com.

CONTACT:	Xcel Energy Inc., Minneapolis
Investor Relations:
R J Kolkmann, 612/215-4559
or
P A Johnson, 612/215-4535
or
News media inquiries:
Xcel Energy media relations, 612/215-5300
Xcel Energy Internet Address:
http://www.xcelenergy.com